UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2016

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34167	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive Herndon, VA 20171-3413
(Address, including zip code, of principal executive offices)

(703) 984-8400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 21, 2016, the Board of Directors (the "Board") of ePlus inc. ("ePlus" or the "Company") elected Mark P. Marron, age 55, as Chief Executive Officer ("CEO") and President of ePlus, effective August 1, 2016.  Prior to serving as Chief Executive Officer and President, Mr. Marron served as the Company's Chief Operating Officer, starting April 22, 2010, and prior to that served as Senior Vice President of Sales of the Company's subsidiary ePlus Technology, inc. since joining the Company in September 2005.  Prior to joining the Company, from 2001-2005, Mr. Marron served as Senior Vice President of worldwide sales of NetIQ. Prior to joining NetIQ, Mr. Marron served as General Manager of worldwide channel sales for Computer Associates International Inc.

In connection with Mr. Marron's appointment as CEO, ePlus' Compensation Committee (the "Committee") of the Board approved an increase in Mr. Marron's annual base salary to $700,000, effective August 1, 2016, and selected Mr. Marron for an additional target award of $125,000 under ePlus' Executive Incentive Plan ("EIP") for fiscal year 2017, for a total target award of $400,000.  Mr. Marron was also granted an award of 10,000 shares of restricted stock on July 21, 2016, which will vest in equal amounts over the next three one-year anniversaries of the grant date.

Mr. Marron also entered into an amended and restated employment agreement (the "Marron Agreement").  The Marron Agreement has an employment term of August 1, 2016, through January 31, 2018, and will automatically renew for successive two-year periods, unless either party provides notice of termination.  Under the Marron Agreement, in the event the Company terminates Mr. Marron's employment without Good Cause, or he resigns for Good Reason, as defined in the Marron Agreement, or his employment terminates due to disability, he will receive (a) severance in the amount of eighteen months of his annual base salary; (b) COBRA payments for him and his dependents to continue medical and dental coverage for 18 months; (c) a pro-rated amount of any award to which he might be entitled under the Company's EIP, as, if and when Performance Goals are met; and (d) an acceleration of any unvested ePlus stock, or at the Company's election, a cash payment in the fair market value thereof (the cash payment will not be an option in the event of death or disability).

Contemporaneously with the appointment of Mr. Marron, Phillip G. Norton transitioned from his role as President and Chief Executive Officer to a new role as Executive Chairman.  Accordingly, effective August 1, 2016, Mr. Norton will serve on the Board as an Executive Chairman, and will remain a member of management.  Mr. Norton also entered into a new employment agreement (the "Norton Agreement"), effective August 1, 2016, under which his annual base salary will be reduced to $300,000, and his target award under ePlus' EIP for fiscal year 2017 will be reduced to $250,000.  In exchange for Mr. Norton's ongoing assistance with the leadership transition, among other tasks, he will be entitled to three retention payments, on the following schedule:  $250,000 on January 31, 2017, $250,000 on July 31, 2017, and $500,000 on January 31, 2018.  In addition, the grant of 9,009 shares of restricted stock that Mr. Norton received on June 16, 2016, has been revised to vest in equal amounts over the next two one-year anniversaries of the grant date, instead of over three years.

The Norton Agreement will expire on July 31, 2018.  Under the terms of the Norton Agreement, in the event Mr. Norton's agreement terminates due to the Company's terminating his employment without Good Cause or his terminating his employment with Good Reason (as defined in the Norton Agreement), then he will be entitled to:  (a) payment in the amount of his base salary through the end of the Norton Agreement term, (b) payment in the amount of the retention payments above, to the extent the payment has not previously been made, (c) COBRA payments for him and his dependent to continue medical and dental insurance for eighteen months, (d) a pro-rated amount of any award to which he might be entitled under the Company's EIP, as, if and when Performance Goals are met, and (e) an acceleration of any unvested ePlus stock, or at the Company's election, a cash payment in the fair market value thereof.

The Company also entered into an amended and restated employment agreement (the "Marion Agreement") with Elaine D. Marion, our Chief Financial Officer.  The Marion Agreement was modified to provide that, in the event the Company terminates Ms. Marion's employment without Good Cause, or she resigns for Good Reason, as defined in the Marion Agreement, then she will be entitled to an acceleration of any outstanding unvested ePlus stock, or at the Company's election, a cash payment in the fair market value thereof.   The other severance provisions in her employment agreement were retained.

Mr. Marron, Mr. Norton and Ms. Marion have also agreed to non-solicitation, non-compete and confidentiality provisions in their respective agreements.

All of the above-described compensation changes were approved on July 21, 2016, by ePlus' Compensation Committee, which is comprised entirely of independent directors.

The preceding description of Messrs. Marron's and Norton's and Ms. Marion's employment agreements is a summary and is qualified in its entirety by the employment agreements filed herewith as Exhibits 10.1, 10.2 and 10.3, all of which is incorporated by reference herein.

A copy of the press release issued by the Company regarding the matters disclosed above is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed as part of this report.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement between ePlus inc. and Mark P. Marron, effective August 1, 2016

10.2	Employment Agreement between ePlus inc. and Phillip G. Norton, effective August 1, 2016

10.3	Amended and Restated Employment Agreement between ePlus inc. and Elaine D. Marion, effective August 1, 2016

99.1	Press release date July 25, 2016, issued by ePlus inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Elaine D. Marion
Elaine D. Marion
Chief Financial Officer

Date: July 26, 2016